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                                                                    EXHIBIT 23.2


                       INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Tristar Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-45396 and 333-26567) on Form S-8 of Ross Cosmetics Distribution Centers, Inc. and Tristar Corporation, respectively, of our report dated December 11, 1996, relating to the consolidated balance sheets of Tristar Corporation and subsidiaries as of August 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended August 31, 1996, and the related schedule, which report appears in the August 31, 1997, annual report on Form 10-K of Tristar Corporation.



                                                KPMG Peat Marwick LLP

San Antonio, Texas
December 15, 1997